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                                  EXHIBIT 4.2

                      NON-QUALIFIED STOCK OPTION AGREEMENT


       This NON-QUALIFIED STOCK OPTION AGREEMENT dated as of            , 1998,
between IAT MULTIMEDIA, INC., a Delaware corporation (the "Company"), and
        (the "Optionee", which term as used herein shall be deemed to include any successor to the Optionee by will or by the laws of descent and distribution, unless the context shall otherwise require).

       In consideration for [providing the Company with certain advisory services, serving as a member of the Board of Directors of the Company] the Company has agreed to issue the Optionee with a non-incentive option to purchase [ ] shares of Common Stock, $0.01 par value, of the Company (the "Common Stock"), at the price of $[ ] per share (the "Option Price"), upon the terms and conditions hereinafter set forth, which option is not intended to qualify for Federal income tax purposes as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

       NOW, THEREFORE, in consideration of the mutual premises and undertakings hereinafter set forth, the parties hereto agree as follows:

       SECTION 1. OPTION; OPTION PRICE. The Company hereby grants to the Optionee the option (the "Option") to purchase, subject to the terms and conditions of this Agreement, [ ] shares of Common Stock at an exercise price per share equal to the Option Price.

       SECTION 2. TERMS AND CONDITIONS OF OPTION.

       (a) Expiration Date. The term (the "Option Term") of the Option shall commence on the date of this Agreement and shall expire on [ ].

       (b) Vesting of Options. The Option shall become exercisable as to the total number of shares of Common Stock subject to the Option as set forth in EXHIBIT A hereto.

       SECTION 3. PROCEDURE FOR EXERCISE.

       (a) Notice. The Optionee may exercise the Option (for the shares of Common Stock represented thereby) in whole or in part (but for the purchase of whole shares of Common Stock only), by delivering a written notice (the "Notice") to the Secretary of the Company. The Notice shall state that the Optionee elects to exercise the Option; the number of shares of Common Stock with respect to which the Option is being exercised (the "Optioned Shares"); the method of payment for the Optioned Shares, as hereinafter described, and delivery of the stock certificate or certified check with respect to such chosen method of payment; the date upon



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which the Optionee desires to consummate the purchase. The following forms of payment may be used by the Optionee upon exercise of the Option: certified check payable to the Company in an amount equal to the aggregate Option Price with respect to the Optioned Shares; or stock certificates (in negotiable form) representing shares of Common Stock having a market value, as reasonably determined by the Board of Directors of the Company, equal to the aggregate Option Price for the Optioned Shares.

       (b) Issuance of Certificates. The Company shall issue stock certificates in the name of the Optionee for the Optioned Shares as soon as practicable after receipt of the Notice and payment of the aggregate Option Price for such Optioned Shares.

       SECTION 4. ADJUSTMENTS.

       (a) Changes in Capital Structure. If the Common Stock is changed by reason of a stock split, reverse stock split or stock combination, stock dividend or distribution, or recapitalization, or converted into or exchanged for other securities as a result of a merger, consolidation or reorganization, the Board shall make such adjustments in the number and class of shares of Common Stock subject to the Option as shall be necessary to preserve to the Optionee's rights substantially proportionate to his rights existing immediately prior to such transaction or event (but subject to the limitations and restrictions on such rights), including, without limitation, a corresponding adjustment changing the number and class of shares allocated to, and the Option Price of, the Option or portion thereof outstanding at the time of such change.

       (b) Special Rules. The following rules shall apply in connection with
Section 4(a) above: no adjustment shall be made for cash dividends or the issuance to stockholders of rights to subscribe for additional shares of Common Stock, or other securities; and any adjustments referred to in Section 4(a) shall be made by the Board in its sole discretion and shall, absent manifest error, be conclusive and binding on the Optionee.

       SECTION 5. RESTRICTIONS ON OPTION AND OPTIONED SHARES Upon the exercise of the Option at a time when there is not in effect a registration statement under the Securities Act of 1933, as amended, relating to the shares of Common Stock issuable upon exercise of the Option, the Board in its discretion may, as a condition to any exercise of the Option, require the Optionee to represent in writing that the securities received upon exercise of the Option are being acquired for investment and not with a view to distribution and to make such other representations and warranties as are deemed appropriate by the Company. Stock certificates representing securities acquired upon the exercise of the Option that have not been registered under the Securities Act of 1933, as amended, shall, if required by the Board, bear the following legend:

                     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
              REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE



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              "SECURITIES ACT"). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT
              AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL TO THE ISSUER HEREOF THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT."

       No shares of Common Stock shall be issued and delivered upon the exercise of the Option unless and until the Company and/or the Optionee shall have complied with all applicable Federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction.

       SECTION 6. NON-TRANSFERABILITY. The Option shall not be transferable other than by will or by the laws of descent and distribution. During the lifetime of Optionee, the Option shall be exercisable only by Optionee. Optionee shall not pledge, hypothecate or otherwise encumber or permit any liens to attach to the Option.

       SECTION 7. TAX WITHHOLDING. In the event the Company determines that it is required to withhold amounts for payment of federal, state and local income taxes, or any other taxes in connection with the exercise of the Option or the disposition of shares of Common Stock issued pursuant to the exercise of the Option, Optionee or any person succeeding to the rights of Optionee, as a condition to such exercise or disposition, shall make arrangements satisfactory to the Company to enable it to satisfy such withholding requirements.

       SECTION 8. TERMINATION. Nothing contained in this Option Agreement shall confer upon the Optionee any right to remain a [DIRECTOR, ADVISOR, AS APPLICABLE] of the Company. If the Optionee's position with the Company is terminated for any reason, or by reason of death or disability, the vested portion of the Option may be exercised by Optionee, or his heirs, devises, or legatees no later than [THREE] months from the date of termination and the unvested portion shall be forfeited, but in no event shall any portion of the Option remain exercisable after the expiration date of the Option as specified in paragraph (a) of Section 2.

       SECTION 9. TREATMENT OF OPTION AS NON-QUALIFIED STOCK OPTION. The Company and Optionee acknowledge that the Option granted hereunder is not qualified for Federal income tax purposes as an "incentive stock option" within the meaning of Section 422 of the Code.

       SECTION 10. GOVERNING LAW. All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

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In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

       SECTION 11. NOTICES. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

                       If to the Company, to it:

                       IAT Multimedia, Inc.
                       Geschaftshaus Wasserschloss
                       Aarestrasse 17, CH-5300
                       Vogelsang-Turgi, Switzerland
                       Telephone:  41-26-921-1292
                       Telecopier:  41-26-921-0093
                       Attention:  Klaus Grissemann

                       with a copy to:

                       Bachner Tally Polevoy & Misher, LLP
                       380 Madison Avenue
                       18th Floor
                       New York, New York 10017
                       Attention:  Steven Skolnick, Esq.
                       Telecopier:  (212) 503-2171
                       Telephone:   (212) 682-5729

                       and

                       if to the Optionee, to it at:

                       [                     ]
                       Telecopier:  (   )
                       Telephone:   (   )

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business after the date of delivery), (ii) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (iii) in the case of telecopy transmission, when received (or if not sent on a business day, on the next

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business day after the date sent), and (iv) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

       SECTION 12. OPTIONEE UNDERTAKING. The Optionee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Optionee pursuant to the express provisions of this Agreement.

       SECTION 13. MODIFICATION OF RIGHTS. The rights of the Optionee are subject to modification and termination in certain events as provided in this Agreement.

       SECTION 14. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be wholly performed therein.

       SECTION 15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

       SECTION 16. ENTIRE AGREEMENT. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all previously written or oral negotiations, commitments, representations and agreements with respect thereto.


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       IN WITNESS WHEREOF, the parties hereto have executed this Option
Agreement as of the date first written above.

                                         IAT MULTIMEDIA, INC.


                                         By:
                                             ------------------------------




                                         [                    ]

                                         ---------------------------------





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                                                                      EXHIBIT A


              _________ Options shall vest (if at all) as follows:


                                   Number of
Time                            Options Vested
----                            --------------




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